                                                                    EXHIBIT 99.1

                             [ON COMBANC LETTERHEAD]





                                  June 1, 2004



To Our Shareholders,

         Recent communications with certain shareholders have highlighted for us that ComBanc's Bylaws are inconsistent with respect to the procedures for calling and holding a special meeting.

         It is our responsibility to ensure that our Bylaws are clear, consistent and complete and that our shareholders are afforded sufficient time to examine and consider the merits of any proposals or recommendations put forward for their consideration. Sound corporate governance is a cornerstone of our institution and we continue to do everything in our power to make sure our responsibilities are properly discharged.

         Accordingly, on May 26, 2004, the Board of Directors amended Section
1.2 of our Bylaws pertaining to Special Meetings: (i) to clarify the rules and procedures in respect of special meetings, (ii) to create consistency so that our shareholders are provided sufficient time to become adequately informed of any proposals or recommendations, and (iii) to conform the time, place and record date provisions for consistency and completeness.

         Enclosed with this letter is a copy of the former Bylaw Section 1.2 and the new Section 1.2.

         If you have any questions, please feel free to contact me.

                                                     Very truly yours,


                                                     /s/ Paul G. Wreede

                                                     Paul G. Wreede
                                                     Chairman, President & CEO
                                                     -- ComBanc, Inc.

PGW:dk
Enclosure

FORMER SECTION 1.2

         SPECIAL MEETING. Special meetings of the stockholders, for any purpose or purposes prescribed in this notice of the meeting, may be called by the Board of Directors or by any three (3) or more stockholders owning, in the aggregate, not less than twenty-five percent (25%) of the stock of the Corporation, and shall be on such date and at such time as the Board of Directors or other individual(s) shall fix. A special meeting shall be held at such place as shall be determined by the Board of Directors if called by the Board of Directors or at the main office of the Corporation if called by other persons.



NEW SECTION 1.2

         SPECIAL MEETING. A special meeting of the stockholders may be called at any time by (i) the Board of Directors or (ii) subject to the procedures set forth in this Section 1.2, three (3) or more stockholders holding shares in the aggregate entitled to cast not less than twenty-five percent (25%) of the votes at that meeting.

         Upon request in writing sent by registered mail to the Chairman of the Board or the President of the Corporation by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 1.2, the Board of Directors shall determine a place and time for such meeting, which time shall be not less than ten (10) nor more than sixty (60) days after the receipt and determination of the validity of such request, and a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 6.3 hereof. Following such receipt and determination, it shall be the duty of the Secretary to cause notice to be given to the stockholders entitled to vote at such meeting in the manner set forth in Section
1.3 hereof that a meeting will be held at the time and place so determined.